Exhibit 99.1

CONSENT OF KROLL, LLC

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated August 3, 2024, prepared by us with respect to the valuation of the portfolio of 24 wholly-owned operating properties, one wholly-owned developmental property and five investments in joint ventures owned by Strategic Storage Trust VI, Inc., referred to in this Registration Statement on Form S-11 and related Prospectus, each as amended and supplemented.

In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

January 24, 2025	/s/ Kroll, LLC

Kroll, LLC